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For Immediate Release

Contacts:	Badger Paper: William H. Peters, CFO (715) 582-5203

Badger Paper Mills, Inc. Returns to Profitability in the Third Quarter of 2004

Peshtigo, WI – October 27, 2004 – Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI). Badger Paper Mills, Inc., one of the nation’s leaders in the manufacture of flexible packaging and specialty papers reported net income of $35,000 during the third quarter of 2004 compared to a loss of $201,000 for the same period last year. Net sales during the third quarter were $20,052,000 as compared to $18,499,000 for the same period in 2003, an increase of 8.3%. The increase in sales can be attributed to higher shipment volume and improved pricing.

After three quarters in 2004, Badger has incurred a loss of $3,509,000 compared to a loss of $1,779,000 for the same period in 2003. The loss in 2004 includes a one-time restructuring cost of $1,303,000. There was not a similar charge in 2003. After three quarters in 2004, net sales were $56,548,000 compared to $56,804,000 after three quarters in 2003, a modest decline of $256,000.

“Market conditions improved and the Company was able to increase volume and pricing during the third quarter of 2004,” reported Ronald Swanson, Badger’s President and Chief Executive Officer. “The Company also began the implementation of work force redesign, which resulted in a reduction in labor costs, improved manufacturing efficiencies and reduced waste,” stated Swanson.

“Badger was able to improve operating profit in the third quarter of 2004 as compared to the same period last year. This improvement is a result of cost reduction efforts in both manufacturing costs and selling and administrative expenses. In addition to cost reductions, the Company was able to raise prices in the third quarter of 2004 as market conditions improved,” reported Ronald Swanson.

“The Company continues to operate in a high cost environment. Pulp costs have increased this year, natural gas costs are at historically high levels and employee benefit costs, particularly heath care costs, continue to increase.” Swanson said. “In spite of these higher costs, we continue to focus on what we need to do to be profitable in the future by reducing operating costs, improving efficiencies, optimizing product mix and introducing new products.”

Badger Paper Mills, Inc.

Mr. Swanson also reported that Alan Rowland has recently joined Badger Paper Mills, Inc. as Vice President Sales and Marketing. “We are pleased that Alan has accepted a position at Badger. His professionalism and strong leadership qualities will help Badger continue to expand its product offering,” said Swanson.

Forward-Looking Statements

This release may contain one or more “forward-looking statements” that may state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. In this release, statements containing words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. In making such forward-looking statements, the Company undertakes no obligation to publicly update or revise any such statements.

Forward-looking statements of the Company are based on information available to the Company as of the date of such statements and reflect the Company’s expectations as of such date, but are subject to risks and uncertainties that may cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements. In addition to specific factors, which may be described in connection with any of the Company’s forward-looking statements, factors that could cause actual results to differ materially include:

–	Increased competition from domestic or foreign paper producers, or providers of alternatives to the Company’s products, including increases in competitive production capacity and/or weakness in demand for paper products

–	Changes in the price of pulp, the Company’s main raw material. The Company purchases all of its pulp on the open market and price changes for pulp have a significant impact on the Company’s costs

–	Interruptions in the supply of, and / or increases and/or changes in the price of energy (principally electricity and natural gas) that the Company needs in its manufacturing operations

–	Changes in demand for the Company’s products due to overall economic activity affecting the rate of consumption of the Company’s paper products, growth rates of the end markets for the Company’s products, technological or consumer preference changes and acceptance of the Company’s products by the markets it serves

Badger Paper Mills, Inc.

Further information about risks and uncertainties discussed above, as well as additional material risks related to the Company’s business, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings the Company has made from time to time with the Securities and Exchange Commission.

Financial Table Follows

Badger Paper Mills, Inc.

Badger Paper Mills, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(Dollars in thousands, except per share data)	For Three Months Ended September 30		For Nine Months Ended September 30
	2004	2003	2004	2003
Net Sales	$20,052	$18,499	$56,548	$56,804
Cost of Sales	18,658	17,431	54,679	55,087

Gross Profit	1,394	1,068	1,869	1,717
Selling and Administrative Expenses	1,196	1,265	3,635	4,106
Restructuring Cost	0	0	1,303	0

Operating Income (Loss)	198	(197)	(3,069)	(2,389)
Interest Expense	(179)	(115)	(468)	(324)
Interest Income	2	1	4	4
Other Income, Net	14	7	24	14

Income (Loss) Before Income Taxes	35	(304)	(3,509)	(2,695)
Income Tax Benefit	0	(103)	0	(916)

Net Income (Loss)	$35	($ 201)	($ 3,509)	($ 1,779)

Net Income (Loss) Per Share - Basic	$0.02	($ 0.10)	($ 1.72)	($ 0.88)
Average Shares Outstanding - Basic	2,044,704	2,034,187	2,042,191	2,032,292
Net Income (Loss) Per Share - Diluted	$0.02	($ 0.10)	($ 1.72)	($ 0.88)
Average Shares Outstanding - Diluted	2,044,942	2,034,187	2,042,191	2,032,292